                                                               EXHIBIT (a)(1)(i)

                          RUSS BERRIE AND COMPANY, INC.

                       OFFER TO PURCHASE SPECIFIED OPTIONS

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:01 P.M., EASTERN TIME,
                 ON JUNE 29, 2004, UNLESS THE OFFER IS EXTENDED

                                  MAY 28, 2004

Russ Berrie and Company, Inc. (the "Company") is offering to purchase, from all eligible participants (described below) holding outstanding options ("Options") to buy shares of our common stock, $0.10 stated value per share ("Common Stock"), issued pursuant to any of the Russ Berrie and Company, Inc. (i) 1994 Stock Option and Restricted Stock Plan, (ii) 1994 Stock Option Plan, (iii) 1994 Stock Option Plan for Outside Directors, (iv) 1999 Stock Option and Restricted Stock Plan, (v) 1999 Stock Option Plan, (vi) 1999 Stock Option Plan for Outside Directors and (vii) 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the "2004 Plan") (collectively, the "Plans"), any or all of their Options in exchange for a cash payment as follows, except as described below for those employees listed on Schedule I hereto:

For Options issued prior to 2004 under any Plan:

     - $5.00 for each share covered by a vested Option with an exercise price less than $19.00 per share;

     - $3.00 for each share covered by a vested Option with an exercise price between $19.00 per share and $26.25 per share;

     - $2.00 for each share covered by a vested Option with an exercise price greater than $26.25 per share;

     - $0.25 for each share covered by an unvested Option regardless of its exercise price.

For Options issued during 2004 under the 2004 Plan:

     - $0.25 for each share covered by an Option (whether vested or not) regardless of its exercise price.

Notwithstanding the foregoing, the Company is offering lesser prices to a limited group of the Company's most senior management, who are listed on
Schedule I hereto, as follows:

For Options issued prior to 2004 under any Plan:

     - $1.00 for each share covered by a vested Option with an exercise price equal to or less than $26.25 per share;

     - $0.25 for each share covered by a vested Option with an exercise price greater than $26.25 per share;

     - $0.25 for each share covered by an unvested Option regardless of its exercise price.

For Options issued during 2004 under the 2004 Plan:

     - $0.25 for each share covered by an Option (whether vested or not) regardless of its exercise price.

We refer to the applicable purchase price as the Option purchase price.

We are making this offer upon the terms and subject to the conditions described in this Offer to Purchase Specified Options and in the related Letter of Transmittal, a copy of which is enclosed herewith (which together, as they may be amended from time to time, constitute the offer).

You are eligible to participate in this offer only if you:

     - (i) are an employee and/or a director of the Company or one of its subsidiaries on the date hereof, and remain an employee and/or a director of the Company or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date; or
          (ii) are a permissible transferee of Options (as defined in the applicable Plan under which Options were transferred) granted to an employee and/or a director of the Company or one of its subsidiaries and such transferor is an employee and/or director on the date hereof and remains an employee and/or director (and you remain a permissible transferee thereof) through the expiration date, and in the case of clause (ii), you may participate only with respect to Options transferred to you by such employee and/or director; and

     -    hold at least one Option on the expiration date.

We refer to individuals who meet these eligibility requirements as eligible participants.

You may choose to tender none, any or all of your Options in the offer.

We will pay the Option purchase price (less applicable taxes) for each properly tendered Option not validly withdrawn if the tendered Options are accepted for payment following completion of the offer. We will accept for payment all properly tendered Options not validly withdrawn. All Options we accept for payment will be cancelled shortly following the expiration date and Options cancelled will no longer be exercisable after that time. This offer is not conditioned upon a minimum number of Options being tendered. This offer is subject to the conditions that we describe in Section 6 of this offer.

Although our board of directors has approved this offer, neither the Company nor its board of directors makes any recommendation as to whether you should tender or refrain from tendering your Options. You must make your own decision whether to elect to tender your Options.

Shares of our Common Stock are quoted on the New York Stock Exchange under the symbol "RUS." On May 25, 2004, the closing sales price of our Common Stock as quoted on the New York Stock Exchange was $26.75 per share. Note, however, that as previously announced, the ex-dividend date for the $7.00 per share special dividend on our Common Stock is June 1, 2004.

We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to tender your Options.

It is possible that our Common Stock price may increase after the date that your tendered Options are accepted for payment pursuant to the terms and conditions of this offer, and if that occurs, you will not have any right to participate in the Common Stock price appreciation with respect to the shares of Common Stock underlying such Options, although the Options you tender in this offer might otherwise have been worth more than the payment you received for them in this offer. Alternatively, our Common Stock price may decrease after the offer expiration date, regardless of whether you tender your Options in this offer.

As of May 25, 2004, there were outstanding Options to purchase an aggregate of 948,133 shares of Common Stock that were eligible for this offer ((i) vested Options to purchase 8,766 shares of Common Stock with an exercise price less than $19.00 per share, (ii) unvested Options to purchase 0 shares of Common Stock with an exercise price less than $19.00 per share, (iii) vested Options to purchase 141,723 shares of Common Stock with an exercise price between $19.00 per share and $26.25 per share, (iv) unvested Options to purchase 0 shares of Common Stock with an exercise price between $19.00 per share and $26.25 per share, (v) vested Options to purchase 305,770 shares of Common Stock with an exercise price greater than $26.25 per share and (vi) unvested Options to purchase 491,874 shares of Common Stock with an exercise price greater than $26.25 per share). Assuming exercise of all of the Options eligible to participate in this offer, the shares of Common Stock issuable upon exercise of such Options represent approximately 4.6% of the total shares of Common Stock outstanding as of May 25, 2004.

You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Purchase Specified Options or the accompanying Letter of Transmittal to Arnold Bloom, Vice President and General Counsel (extension 7373), Eva Goldenberg, Vice President - Human Resources (extension 7392) or John Wille, Vice President and CFO (extension 7340) at (800) 631-8465.

                                    IMPORTANT

IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE LETTER OF TRANSMITTAL, A COPY OF WHICH IS ENCLOSED HEREWITH, AND RETURN IT TO US AT THE ADDRESS OR FACSIMILE NUMBER ON THE LETTER OF TRANSMITTAL SO THAT WE RECEIVE IT PRIOR TO 5:01 P.M., EASTERN TIME, ON JUNE 29, 2004. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS FOR YOUR ELIGIBLE OPTIONS TO ELECT EFFECTIVELY TO TENDER OPTIONS IN THIS OFFER. YOUR STOCK OPTION AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS YOU ELECT TO TENDER WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF THOSE ELIGIBLE OPTIONS IN THIS OFFER.

WE ARE NOT MAKING THIS OFFER TO, NOR WILL WE ACCEPT ANY ELECTION TO TENDER ELIGIBLE OPTIONS FROM, OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE OF ANY ELECTION TO

TENDER SUCH OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THIS OFFER TO OPTION HOLDERS IN ANY SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM ELECTING TO TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL, A COPY OF WHICH IS ENCLOSED HEREWITH. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF THE COMPANY OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS PROVIDED IN AN AGREEMENT BETWEEN THE COMPANY AND ANY PERSON, THE EMPLOYMENT RELATIONSHIP BETWEEN THE COMPANY AND EACH EMPLOYEE REMAINS "AT WILL."

THIS OFFER TO PURCHASE SPECIFIED OPTIONS HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE SPECIFIED OPTIONS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


SUMMARY TERM SHEET............................................................................................        1


THE OFFER.....................................................................................................       10

         Section 1.     Eligible Options; Option Purchase Price; Expiration Date..............................       10
         Section 2.     Purpose of the Offer..................................................................       12
         Section 3.     Procedures............................................................................       14
         Section 4.     Withdrawal Rights.....................................................................       16
         Section 5.     Acceptance for Purchase of Options and Payment of Cash Amount.........................       17
         Section 6.     Conditions of the Offer...............................................................       17
         Section 7.     Price Range of Common Stock...........................................................       19
         Section 8.     Source and Amount of Funds............................................................       20
         Section 9.     Information About the Company.........................................................       20
         Section 10.    Interests of Directors and Officers; Transactions and Arrangements About the Options..       22
         Section 11.    Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer...       22
         Section 12.    Legal Matters; Regulatory Approvals...................................................       23
         Section 13.    Material U.S. Federal Income/Withholding Tax Consequences.............................       23
         Section 14.    Extension of Offer; Termination; Amendment............................................       24
         Section 15.    Fees and Expenses.....................................................................       25
         Section 16.    Additional Information................................................................       25
         Section 17.    Forward-Looking Statements; Miscellaneous.............................................       26

SCHEDULE I              SPECIFIED MEMBERS OF SENIOR MANAGEMENT................................................      A-1

SCHEDULE II             INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF RUSS BERRIE AND
                        COMPANY, INC..........................................................................      A-2

                           INDEX TO SUMMARY TERM SHEET

QUESTIONS AND ANSWERS ABOUT THE OFFER..........................................................................................  1

     1.       What securities is the Company offering to purchase?.............................................................  1
     2.       Are all of my stock option grants eligible for this offer?.......................................................  1
     3.       Are unvested options eligible for purchase?......................................................................  1
     4.       For how much will the Company purchase the Options?..............................................................  1
     5.       If I accept the purchase offer, do I have to tender all of my eligible stock options?............................  2
     6.       Who is eligible to participate in this offer?....................................................................  2
     7.       How was the Option purchase price determined?....................................................................  3
     8.       What will happen to any Options I hold that are not eligible for the offer or that I elect not to tender?........  3
     9.       Why is the Company making the offer?.............................................................................  3
     10.      What interests do the directors and executive officers of the Company have in the offer?.........................  3
     11.      Is this a repricing?.............................................................................................  4
     12.      Are there conditions to this offer?..............................................................................  4
     13.      Apart from receiving the Option purchase price, what are the consequences of participating in the offer?.........  4
     14.      How do I find out the details regarding my existing stock options?...............................................  5
     15.      Can I tender options that I have already exercised or shares that I have purchased through the Company's various Employee Stock Purchase Plans?...........................................................................  5
     16.      When will I receive payment for my Options that are accepted for payment?........................................  5
     17.      How will the Company fund the payment for the tendered Options?..................................................  5
     18.      How does a leave of absence impact the offer?....................................................................  5
     19.      What are the U.S. federal income tax consequences if I tender my Options in the offer?...........................  5
     20.      What are the U.S. federal income tax consequences if I do not elect to tender my Options in the offer?...........  6
     21.      May I defer any portion of the Option purchase price?............................................................  6
     22.      Why are the members of senior management listed on Schedule I being offered lower Option purchase prices for their Options?...................................................................................................  6
     23.      Are the individuals listed on Schedule I the only employees who are likely to be considered for future grants of stock options?................................................................................................  6
     24.      Will my decision to participate in the offer have an impact on my ability to receive options in the future?......  6

QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO TENDER OPTIONS FOR PURCHASE.........................................  6

     25.      When does the offer expire?  Can the offer be extended, and if so, how will I know if it is extended?............  6
     26.      What do I need to do?............................................................................................  7
     27.      During what period of time may I change my previous election?....................................................  7

     28.      Do I have to return a Letter of Transmittal if I do not want to tender my Options?...............................  7
     29.      What happens if I do not submit a Letter of Transmittal by the expiration date?..................................  8
     30.      What happens to my Options if I do not accept the offer or if my Options are not accepted for purchase?..........  8
     31.      Do I have to participate in the offer?...........................................................................  8
     32.      What do the officers and the members of our board of directors think of this offer?..............................  8
     33.      What are the risks in tendering my Options?......................................................................  8
     34.      Is there any information regarding the Company that I should be aware of?........................................  8
     35.      What are the accounting consequences to the Company of making this offer?........................................  9
     36.      Will someone at the Company advise me on what I should do in the offer?..........................................  9
     37.      Whom should I contact if I have additional questions about the offer?............................................  9

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read the entirety of this Offer to Purchase Specified Options and the accompanying Letter of Transmittal carefully because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Purchase Specified Options where you can find a more complete description of the topics in this summary.

                      QUESTIONS AND ANSWERS ABOUT THE OFFER

          1.   WHAT SECURITIES IS THE COMPANY OFFERING TO PURCHASE?

We are offering to purchase all outstanding options to buy the Company's common stock issued under any of the Russ Berrie and Company, Inc. (i) 1994 Stock Option and Restricted Stock Plan, (ii) 1994 Stock Option Plan, (iii) 1994 Stock Option Plan for Outside Directors, (iv) 1999 Stock Option and Restricted Stock Plan, (v) 1999 Stock Option Plan, (vi) 1999 Stock Option Plan for Outside Directors and (vii) 2004 Stock Option, Restricted and Non-Restricted Stock Plan (which we refer to as the 2004 Plan).

          2.   ARE ALL OF MY STOCK OPTION GRANTS ELIGIBLE FOR THIS OFFER?

Not necessarily. Eligible options are only those granted under one of the plans described in Question 1. above (referred to as Options). In addition, we are offering to purchase only those Options that are held by eligible participants who remain eligible from the date of this offer through the expiration of the offer. (Section 1). If you fail to remain an eligible participant until the offer expires, you will be deemed to have automatically withdrawn any Options tendered in the offer and your Options will expire in accordance with the provisions of the stock option plan under which they were granted.

          3.   ARE UNVESTED OPTIONS ELIGIBLE FOR PURCHASE?

Yes. All your Options that are otherwise eligible for purchase in the offer may be tendered, regardless of whether they are vested or unvested.

          4.   FOR HOW MUCH WILL THE COMPANY PURCHASE THE OPTIONS?

We will pay the following for Options:

For Options issued prior to 2004 under any Plan:

     - $5.00 for each share covered by a vested Option with an exercise price less than $19.00 per share;

     - $3.00 for each share covered by a vested Option with an exercise price between $19.00 per share and $26.25 per share;

     - $2.00 for each share covered by a vested Option with an exercise price greater than $26.25 per share;

     - $0.25 for each share covered by an unvested Option regardless of its exercise price.

For Options issued during 2004 under the 2004 Plan:

     - $0.25 for each share covered by an Option (whether vested or not) regardless of its exercise price.

Notwithstanding the foregoing, the Company is offering lesser prices to a limited group of the Company's most senior management, who are listed on
Schedule I hereto, as follows:

For Options issued prior to 2004 under any Plan:

     - $1.00 for each share covered by a vested Option with an exercise price equal to or less than $26.25 per share;

     - $0.25 for each share covered by a vested Option with an exercise price greater than $26.25 per share;

     - $0.25 for each share covered by an unvested Option regardless of its exercise price.

For Options issued during 2004 under the 2004 Plan:

     - $0.25 for each share covered by an Option (whether vested or not) regardless of its exercise price.

We refer to the applicable purchase price as the Option purchase price.

          5. IF I ACCEPT THE PURCHASE OFFER, DO I HAVE TO TENDER ALL OF MY ELIGIBLE STOCK OPTIONS?

No. You may choose to tender none, any or all of your Options in the offer. (Section 1).

          6.   WHO IS ELIGIBLE TO PARTICIPATE IN THIS OFFER?

You are eligible to participate in this offer only if you:

     - (i) are an employee and/or a director of the Company or one of its subsidiaries on the date hereof, and remain an employee and/or a director of the Company or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date; or
          (ii) are a permissible transferee of Options (as defined in the applicable Plan under which Options were transferred) granted to an employee and/or a director of the Company or one of its subsidiaries and such transferor is an employee and/or director on the date hereof and remains an employee and/or director (and you remain a permissible transferee thereof) through the expiration date, and in the case of clause (ii), you may participate only with respect to Options transferred to you by such employee and/or director; and

     -    hold at least one Option on the expiration date.

We refer to individuals who meet these eligibility requirements as eligible participants.

          7.   HOW WAS THE OPTION PURCHASE PRICE DETERMINED?

Our board of directors considered a variety of factors in determining the appropriate purchase prices for Options in the offer, including the range of exercise prices for outstanding Options, changes in the Company's operations since the dates the Options were granted, and current and historical market prices of the Company's common stock. Based on these and other factors, our board of directors determined the various Option purchase prices to be attractive prices to the holders of Options and a fair price for the purchase of Options in the offer.

          8. WHAT WILL HAPPEN TO ANY OPTIONS I HOLD THAT ARE NOT ELIGIBLE FOR THE OFFER OR THAT I ELECT NOT TO TENDER?

Those options will remain outstanding on their existing terms and conditions. The vesting schedules of any outstanding options that are not eligible, or elected, for purchase in the offer will remain unchanged.

          9.   WHY IS THE COMPANY MAKING THE OFFER?

In deciding to make this tender offer, the Board of Directors considered, among other things, the fact that the plans governing option grants prior to this year do not permit adjustment of exercise prices to account for the effect of special dividends. In addition, a majority of the Company's outstanding options have exercise prices in excess of the current market price for our common stock. Accordingly, an unintended consequence of the previously-announced special dividend of $7.00 per share is likely to be an increase in the amount by which option exercise prices exceed the market value of the stock that could be obtained upon exercise once the Company's shares trade "ex-dividend". In addition, during the past year, various optionholders, particularly the senior management of the Company, have been restricted from exercising their Options and selling the shares obtained upon such exercise due to the existence of a "blackout period". As a result, the Board of Directors concluded that most of the outstanding options have become ineffective to satisfy their intended purpose of motivating and incentivizing employees and aligning the interests of senior management with shareholders. By offering to purchase these Options, we hope to provide some value to the holders of Options and enhance the flexibility of the 2004 Plan (grants are no longer permissible under prior stock option plans). If all Options granted under the 2004 Plan are purchased in the offer, approximately 491,874 shares will be returned to the pool of options available for new grants under the 2004 Plan (Section 2).

          10. WHAT INTERESTS DO THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY HAVE IN THE OFFER?

Our directors and executive officers are eligible to participate in the offer on the same terms as other employees (but at a reduced Option purchase price in the case of those members of senior management listed on Schedule I to the Offer to Purchase Specified Options).

A list of our directors and executive officers and the number of Options beneficially owned by each of them is attached to this Offer to Purchase Specified Options as Schedule II (other control persons do not own Options).

As of May 25, 2004 our executive officers (17 persons) as a group held Options outstanding to purchase a total of 294,814 shares of our Common Stock, which represented approximately 31.1% of the shares subject to all Options outstanding as of that date. As of May 25, 2004 our directors and executive officers (26 persons) as a group held Options outstanding to purchase a total of 393,814 shares of our Common Stock, which represented approximately 41.5% of the shares subject to all Options outstanding as of that date.

          11.  IS THIS A REPRICING?

No, this is not a repricing because we are not resetting the exercise price of the Options that you currently hold or offering to exchange Options you currently hold for new options with a lower exercise price. Instead, you will receive the Option purchase price for the Options you tender in the offer (Section 1).

          12.  ARE THERE CONDITIONS TO THIS OFFER?

Although the offer is not conditioned upon a minimum number of eligible Options being tendered, the offer is subject to a number of other conditions described in Section 6.

          13. APART FROM RECEIVING THE OPTION PURCHASE PRICE, WHAT ARE THE CONSEQUENCES OF PARTICIPATING IN THE OFFER?

If you elect to tender your Options for the Option purchase price, you also must:

     - acknowledge that your outstanding Option agreement(s) relating to the Options you elected to tender have been cancelled and automatically rendered null and void, and irrevocably release all your rights thereunder; and

     - authorize the Company to deduct from the aggregate Option purchase price you will receive upon payment for your properly tendered Options the amount of the applicable withholding taxes. (Section 13).

In addition, we do not presently intend to grant any new options to tendering participants for at least six months and one day after the date we pay the purchase price for Options accepted by us in the offer. If we were to grant you any options before the expiration of the six month and one day-period, our grant of those options to you would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of your Option shares elected to tender and to the extent the per share exercise price of such Options is less than the per share exercise price of the Options you elect to tender for purchase. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options. There is no assurance that you will be granted any options after the six month and one day-period expires.

          14.  HOW DO I FIND OUT THE DETAILS REGARDING MY EXISTING STOCK
               OPTIONS?

You can contact Arnold Bloom, Vice President and General Counsel (extension
7373), Eva Goldenberg, Vice President - Human Resources (extension 7392) or John Wille, Vice President and CFO (extension 7340) at (800) 631-8465.

          15. CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED OR SHARES THAT I HAVE PURCHASED THROUGH THE COMPANY'S VARIOUS EMPLOYEE STOCK PURCHASE PLANS?

No. This offer only pertains to Options and does not apply in any way to shares purchased, whether upon the exercise of options, through our employee stock purchase plans or otherwise, whether or not those shares have vested. If you have exercised an Option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible Option in part, the remaining unexercised portion of that Option is outstanding and can be tendered for purchase pursuant to this offer. Options for which you have properly submitted an exercise notice prior to the date this offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

          16. WHEN WILL I RECEIVE PAYMENT FOR MY OPTIONS THAT ARE ACCEPTED FOR PAYMENT?

We will pay the Option purchase price for each Option properly tendered by an eligible participant for payment promptly following the expiration date (which is June 29, 2004, at 5:01 P.M. Eastern Time, unless we extend it). (Question 4). No interest will accrue and no interest will be paid on any of the Option purchase price, regardless of when paid. (Section 5). Eligible participants may not defer receipt of the Option purchase price.

          17.  HOW WILL THE COMPANY FUND THE PAYMENT FOR THE TENDERED OPTIONS?

We will use cash on hand to make payment on the terms set forth in this offer with respect to all properly tendered Options not validly withdrawn. (Section
8).

          18.  HOW DOES A LEAVE OF ABSENCE IMPACT THE OFFER?

Employees who are participating in the Company-approved leaves of absence may participate in the offer.

          19. WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY OPTIONS IN THE OFFER?

The Option purchase price paid to Option holders who tender Options will be taxed as ordinary compensation income of the Option holder in the year received for purposes of U.S. federal income tax law. The Option purchase price will be subject to withholding of income and employment taxes. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer under any foreign, state and/or local tax laws or regulations. (Section 13).

          20. WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I DO NOT ELECT TO TENDER MY OPTIONS IN THE OFFER?

If you elect not to tender your Options in the offer, there should be no immediate tax consequences.

          21.  MAY I DEFER ANY PORTION OF THE OPTION PURCHASE PRICE?

No. Neither our 401(k) Plan nor our deferred compensation plans permit the deferral of any portion of the Option purchase price.

          22. WHY ARE THE MEMBERS OF SENIOR MANAGEMENT LISTED ON SCHEDULE I BEING OFFERED LOWER OPTION PURCHASE PRICES FOR THEIR OPTIONS?

The Board of Directors felt it appropriate to offer a lower consideration to the members of senior management listed on Schedule I, as those employees are most likely to be considered for future grants of stock options.

          23. ARE THE INDIVIDUALS LISTED ON SCHEDULE I THE ONLY EMPLOYEES WHO ARE LIKELY TO BE CONSIDERED FOR FUTURE GRANTS OF STOCK OPTIONS?

No. Schedule I represents those members of senior management who currently hold eligible Options. Members of senior management who do not hold Options, and employees who become members of senior management in the future, may be considered for grants of stock options in the future.

          24. WILL MY DECISION TO PARTICIPATE IN THE OFFER HAVE AN IMPACT ON MY ABILITY TO RECEIVE OPTIONS IN THE FUTURE?

As stated above in Questions 22 and 23, members of senior management are those employees most likely to be considered for future grants of stock options, however, there can be no assurance that any options will be issued to employees in the future.

                 QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR
                     ELECTING TO TENDER OPTIONS FOR PURCHASE

          25. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

The offer expires on June 29, 2004, at 5:01 P.M. Eastern Time, unless we extend it. We call this date the expiration date. No exceptions will be made to this deadline. If you wish to tender any Options, you must return a properly completed and signed Letter of Transmittal, a copy of which is enclosed herewith, so that we receive it prior to this deadline.

Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 A.M. Eastern time, on the next business day following the previously scheduled expiration of this offer (Section 14).

          26.  WHAT DO I NEED TO DO?

If you choose to participate in this offer, you must complete, sign and return your Letter of Transmittal, a copy of which is enclosed herewith, and deliver it to us so that we receive it prior to 5:01 P.M., Eastern Time, on June 29, 2004, unless the offer is extended. (Section 3). We can reject any Letters of Transmittal received after this deadline.

Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you send it by mail or deliver it personally to Sue Bach (Finance Dept.) at Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey 07436, well in advance of the expiration date. Alternatively, you may send your Letter of Transmittal, a copy of which is enclosed herewith, by fax to 201-405-7333, attention Sue Bach (Finance Dept.). Delivery by e-mail will not be accepted. Within 5 business days after receiving your Letter of Transmittal, we will send you an e-mail, fax or letter confirming our receipt of your Letter of Transmittal. If you have questions about delivery, you may contact Arnold Bloom, Vice President and General Counsel (extension
7373), Eva Goldenberg, Vice President - Human Resources (extension 7392) or John Wille, Vice President and CFO (extension 7340) at (800) 631-8465. You should carefully review the Offer to Purchase Specified Options, the Letter of Transmittal provided to you, and all of their attachments before making your election.

If we extend the offer beyond June 29, 2004, then you must sign and deliver the Letter of Transmittal provided to you before the extended expiration of the offer. We may reject any Letter of Transmittal or tendered Options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered Options. If you do not sign and deliver the Letter of Transmittal provided to you before the offer expires, it will have the same effect as if you rejected the offer. (Section 3). We will make a decision to either accept all of the properly tendered Options or to reject them all on the business day after this offer expires. (Section 6). Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all properly tendered Options promptly after the expiration of this offer.

          27.  DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

You will have the right to withdraw your tendered Options at any time before the expiration date. We intend to make our decision either to accept all properly tendered Options or to reject them all on the business day after this offer expires. (Section 4).

          28. DO I HAVE TO RETURN A LETTER OF TRANSMITTAL IF I DO NOT WANT TO TENDER MY OPTIONS?

No. You need to complete and deliver the accompanying Letter of Transmittal to us by the deadline specified above only if you choose to tender any of your Options. (Section 3).

          29. WHAT HAPPENS IF I DO NOT SUBMIT A LETTER OF TRANSMITTAL BY THE EXPIRATION DATE?

If you do not submit a Letter of Transmittal by the expiration date, then you will not participate in the offer, and all Options you currently hold will remain unchanged with their original exercise price and original terms.

          30. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR PURCHASE?

Nothing. If you do not accept the offer, or if we do not accept any Options tendered for purchase, you will keep all of your current Options and you will not receive any cash. No changes will be made to your current Options.

          31.  DO I HAVE TO PARTICIPATE IN THE OFFER?

No. This is a voluntary program. Whether you choose to participate will have no effect on your employment with the Company.

          32. WHAT DO THE OFFICERS AND THE MEMBERS OF OUR BOARD OF DIRECTORS THINK OF THIS OFFER?

Although our board of directors has approved this offer, neither the officers nor the members of our board of directors make any recommendation as to whether you should elect to tender or refrain from tendering your Options for cash.

          33.  WHAT ARE THE RISKS IN TENDERING MY OPTIONS?

Because the cash to be received by you for your properly tendered Options ranges from $0.25 to $5.00 per share, less any applicable withholding taxes, if the price of our Common Stock rises substantially above the exercise price of your current Options, you could receive more income by retaining the Options. In addition, we do not presently intend to grant any new options to tendering participants for at least six months and one day after the date we pay the purchase price for Options accepted by us in the offer. There is no assurance that you will be granted any options after the six month and one day-period expires. (Question 13).

          34. IS THERE ANY INFORMATION REGARDING THE COMPANY THAT I SHOULD BE AWARE OF?

Your decision whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business.

Therefore, before making your decision, you should carefully review this offer, including the information about the Company set forth in Section 9 of this document. This information includes certain financial information that we have incorporated by reference in this offer by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 and our

Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (Section 9). You should also review the materials filed with the SEC described in Section 16 of this document.

You may also find additional information about us on our website at www.russberrie.com. The information on our website is not deemed to be a part of this offer.

          35. WHAT ARE THE ACCOUNTING CONSEQUENCES TO THE COMPANY OF MAKING THIS OFFER?

If consummated, this offer will result in a compensation charge to us of $976,127.25 if all of the Options outstanding on May 25, 2004 are tendered and accepted for purchase. We expect that this charge will be reflected on our consolidated financial statements for the second quarter of 2004.

          36. WILL SOMEONE AT THE COMPANY ADVISE ME ON WHAT I SHOULD DO IN THE OFFER?

The Company cannot advise you whether to keep or tender your Options. We recommend you discuss your personal situation with your own professional advisor and then decide whether to participate in the offer.

          37. WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS ABOUT THE OFFER?

For additional information about the offer, you can contact Arnold Bloom, Vice President and General Counsel (extension 7373), Eva Goldenberg, Vice President - Human Resources (extension 7392) or John Wille, Vice President and CFO (extension 7340) at (800) 631-8465.

                                    THE OFFER

SECTION 1. ELIGIBLE OPTIONS; OPTION PURCHASE PRICE; EXPIRATION DATE

This offer relates only to eligible options, which are currently outstanding options ("Options") to buy shares of our common stock, $0.10 stated value per share ("Common Stock"), issued pursuant to any of the Russ Berrie and Company, Inc. (i) 1994 Stock Option and Restricted Stock Plan, (ii) 1994 Stock Option Plan, (iii) 1994 Stock Option Plan for Outside Directors, (iv) 1999 Stock Option and Restricted Stock Plan, (v) 1999 Stock Option Plan, (vi) 1999 Stock Option Plan for Outside Directors and (vii) 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the "2004 Plan") (collectively, the "Plans").

The Plans are employee benefit plans as defined in Rule 405 under the Securities Act of 1933. As of May 25, 2004, there were outstanding Options to purchase an aggregate of 948,133 shares of Common Stock that were eligible for this offer ((i) vested Options to purchase 8,766 shares of Common Stock with an exercise price less than $19.00 per share, (ii) unvested Options to purchase 0 shares of Common Stock with an exercise price less than $19.00 per share, (iii) vested Options to purchase 141,723 shares of Common Stock with an exercise price between $19.00 per share and $26.25 per share, (iv) unvested Options to purchase 0 shares of Common Stock with an exercise price between $19.00 per share and $26.25 per share, (v) vested Options to purchase 305,770 shares of Common Stock with an exercise price greater than $26.25 per share and (vi) unvested Options to purchase 491,874 shares of Common Stock with an exercise price greater than $26.25 per share). Assuming exercise of all of the Options eligible to participate in this offer, the shares of Common Stock issuable upon exercise of such Options represent approximately 4.6% of the total shares of Common Stock outstanding as of May 25, 2004.

We are offering to purchase Options from eligible participants at the purchase prices set forth below which we refer to as the Option purchase price.

For Options issued prior to 2004 under any Plan:

     - $5.00 for each share covered by a vested Option with an exercise price less than $19.00 per share;

     - $3.00 for each share covered by a vested Option with an exercise price between $19.00 per share and $26.25 per share;

     - $2.00 for each share covered by a vested Option with an exercise price greater than $26.25 per share;

     - $0.25 for each share covered by an unvested Option regardless of its exercise price.

For Options issued during 2004 under the 2004 Plan:

     - $0.25 for each share covered by an Option (whether vested or not) regardless of its exercise price.

Notwithstanding the foregoing, the Company is offering lesser prices to a limited group of the Company's most senior management, who are listed on
Schedule I hereto, as follows:

For Options issued prior to 2004 under any Plan:

     - $1.00 for each share covered by a vested Option with an exercise price equal to or less than $26.25 per share;

     - $0.25 for each share covered by a vested Option with an exercise price greater than $26.25 per share;

     - $0.25 for each share covered by an unvested Option regardless of its exercise price.

For Options issued during 2004 under the 2004 Plan:

     - $0.25 for each share covered by an Option (whether vested or not) regardless of its exercise price.

We are making this offer upon the terms and subject to the conditions described in this Offer to Purchase Specified Options and in the related Letter of Transmittal, a copy of which is enclosed herewith, (which together, as they may be amended from time to time, constitute the offer).

You are eligible to participate in this offer only if you:

     - (i) are an employee and/or a director of the Company or one of its subsidiaries on the date hereof, and remain an employee and/or a director of the Company or one of its subsidiaries through the date that this offer expires, which we refer to as the expiration date; or
          (ii) are a permissible transferee of Options (as defined in the applicable Plan under which Options were transferred) granted to an employee and/or a director of the Company or one of its subsidiaries and such transferor is an employee and/or director on the date hereof and remains an employee and/or director (and you remain a permissible transferee thereof) through the expiration date, and in the case of clause (ii), you may participate only with respect to Options transferred to you by such employee and/or director; and

     -    hold at least one Option on the expiration date.

We refer to individuals who meet these eligibility requirements as eligible participants. If you fail to remain an eligible participant until the offer expires, you will be deemed to have automatically withdrawn any Options tendered in the offer and your Options will expire in accordance with the provisions of the stock option plan under which they were granted.

Our offer is subject to the terms and conditions described in this Offer to Purchase Specified Options and the Letter of Transmittal, a copy of which is enclosed herewith. We will not accept Options unless they are properly elected for purchase and not validly withdrawn in accordance with Section 4 of this Offer to Purchase Specified Options before the offer expires on the expiration date.

You may choose to tender none, any or all of your Options in the offer.

Upon the terms and subject to the conditions of this offer, we will accept for purchase, and purchase, Options to buy shares of our Common Stock that are properly tendered on or before the expiration date and are not validly withdrawn in accordance with Section 4. This offer is not conditioned upon a minimum number of Options being tendered. This offer is subject to the conditions that we describe in Section 6 of this Offer to Purchase Specified Options.

The term expiration date means 5:01 P.M., Eastern Time, on June 29, 2004, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term expiration date will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and Section 6 for a description of our rights to accept all of the properly tendered Options or to reject them all.

We will publish a notice if we decide to take any of the following actions:

     - increase or decrease or otherwise change the consideration we will give you as consideration for your Options;

     - change the number or type of Options eligible to be tendered in the offer; or

     - increase the number of options eligible to be elected for tender in this offer by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the Options that are subject to this offer immediately prior to the increase.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

SECTION 2. PURPOSE OF THE OFFER

We issued the Options to promote our long-term growth and success and the creation of stockholder value by:

     -    encouraging employees to focus on critical long-range objectives;

     - encouraging the attraction and retention of employees with exceptional qualifications; and

     - linking employee's interests directly to those of stockholders through increased stock ownership.

We are making this offer for compensatory purposes and to further advance our corporate compensation philosophy. In deciding to make this tender offer, the Board of Directors considered, among other things, the fact that the plans governing option grants prior to this year do not permit adjustment of exercise prices to account for the effect of special dividends. In addition, a majority of the Company's outstanding options have exercise prices in excess of the current market price for the Company's Common Stock. Accordingly, an unintended consequence of the previously-announced special dividend of $7.00 per share is likely to be an increase in the amount by which option exercise prices exceed the market value of the stock that could be obtained upon exercise once the Company's shares trade "ex-dividend". In addition, during the past year, various optionholders, particularly the senior management of the Company, have been restricted from exercising their Options and selling shares obtained upon such exercise due to the existence of a "blackout period". As a result, the Board of Directors concluded that most of the outstanding options have become ineffective to satisfy their intended purpose of motivating and incentivizing employees and aligning the interests of senior management with shareholders. By offering to purchase these eligible Options, we hope to provide immediate value to the holders of Options and enhance the flexibility of the 2004 Plan (grants are no longer permissible under prior stock option plans). If all Options granted under the 2004 Plan are purchased in the offer, approximately 491,874 shares will be returned to the pool of options available for new grants under the 2004 Plan.

From time to time, we may make changes in our current board of directors or any committee of the board of directors (including, but not limited to, changes to their size or composition, changes to the chairman designations, changes to the committee structure and assignments and revisions to our audit committee, nominating/governance committee and compensation committee charters) including any changes that we deem necessary or appropriate in light of the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules under it, the New York Stock Exchange's revised corporate governance rules and other or existing or future laws or regulations regarding corporate governance or other issues.

Subject to the foregoing, and except as otherwise disclosed in filings with the SEC, including those filings referenced in Section 9 of this Offer to Purchase Specified Options with respect to the Company and filings made by beneficial owners of more than 5% of the Company's Common Stock, neither we, nor our executive officers, directors or other control persons currently have definitive plans or proposals that relate to or would result in:

     (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries taken as a whole;

     (b) any purchase, sale or transfer of a material amount of our assets or those of our subsidiaries taken as a whole;

     (c) any material change in our current dividend policy, or our indebtedness or capitalization;

     (d) any change in our current board of directors or management, including, but not limited to, a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

     (e) any other material change in our corporate structure or business;

     (f) our common stock's becoming delisted from the New York Stock Exchange or eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (g) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (h) the acquisition by any person of any of our securities or the disposition of any of our securities other than pursuant to our plans or acquisitions by us pursuant to our previously authorized and disclosed stock repurchase program; or

     (i) any change in our Certificate of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of the Company by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE SPECIFIED OPTIONS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO TENDER YOUR OPTIONS.

SECTION 3. PROCEDURES

MAKING YOUR ELECTION. To accept this offer, you must complete the accompanying Letter of Transmittal and sign and deliver it to us so that we receive it before the expiration date, which is 5:01 P.M., Eastern Time, June 29, 2004, unless extended.

Your election will be effective only if RECEIVED by us by the deadline. To ensure timely delivery, we recommend that you send it by mail or deliver it personally, well in advance of the expiration date, to:

                                 111 Bauer Drive
                            Oakland, New Jersey 07436
                         Attn: Sue Bach (Finance Dept.)

Alternatively, you may send your Letter of Transmittal by fax to 201-405-7333, attention: Sue Bach (Finance Dept.). Delivery by e-mail will not be accepted. Within 5 business days after receiving your Letter of Transmittal, we will send you an e-mail, fax or letter confirming our receipt of your Letter of Transmittal. If you have questions about delivery, you may contact Arnold Bloom, Vice President and General Counsel (extension 7373), Eva Goldenberg, Vice President - Human Resources (extension 7392) or John Wille, Vice President and

CFO (extension 7340) at (800) 631-8465. You do not need to return your stock option agreements for your Options to effectively elect to tender your Options. Your stock option agreements relating to the Options you elected to tender will be automatically cancelled and rendered null and void, upon our acceptance of your properly tendered Options to which they relate.

By tendering your Options and returning to us your completed Letter of Transmittal, you are:

     - acknowledging that your outstanding option agreement relating to the Options you elected to tender has been cancelled and automatically rendered null and void and irrevocably releasing all your rights thereunder; and

     - authorizing us to deduct from the aggregate Option purchase price you will receive upon payment for your properly tendered Options the amount of the applicable withholding taxes.

Your signature on, and return of, the accompanying Letter of Transmittal will constitute your agreement to these terms, effective upon your valid tender of your Options and our acceptance of any Options you may elect to tender.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE LETTER OF TRANSMITTAL PROVIDED TO YOU, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND USE OF CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to Options and the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal. Our determination of these matters will be final and binding on all parties. We may reject any Letter of Transmittal or tendered Options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered Options. As described in Section 6, we will make a decision either to accept all of the properly tendered Options or to reject them all on the business day after this offer expires. We may waive any defect or irregularity in any Letter of Transmittal with respect to any particular Options or any particular Option holder. No Options will be properly tendered until all defects or irregularities have been cured by the Option holder tendering the Options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any Letter of Transmittal or of any defects or irregularities involved in the purchase of any Options, and no one will be liable for failing to give notice of receipt of any Letter of Transmittal or any defects or irregularities.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to tender your Options and you return your Letter of Transmittal, a copy of which is enclosed herewith, according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of this offer on the date of our acceptance of your properly tendered and not validly withdrawn eligible Options.

SECTION 4. WITHDRAWAL RIGHTS

You may withdraw tendered Options only by following the procedures described in this Section 4.

You may withdraw the Options you have elected to tender for purchase at any time before 5:01 P.M., Eastern Time, on June 29, 2004. If the offer is extended by us beyond that time, you may withdraw your Options at any time until the extended expiration of the offer.

You can also withdraw your Options elected for tender after the expiration of this offer if we have not provided notice that we have accepted Options elected for tender after the expiration of forty business days from the commencement of the offer.

To validly withdraw the Options you have elected to tender, you must deliver to us at the address set forth in Section 3 above or fax to us at 201-405-7333, attention: Sue Bach (Finance Dept.), a written notice of withdrawal with the required information listed below and we must RECEIVE the notice of withdrawal before the expiration time. We will only accept a paper copy of your notice of withdrawal. Delivery by e-mail will not be accepted.

The notice of withdrawal must specify the name of the Option holder who is electing to withdraw the Options, the grant date, exercise price, the number of Option shares subject to each Option to be withdrawn and the total number of Option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the Option holder who elected to tender the Options sought to be withdrawn, exactly as such Option holder's name appears on the option agreement or agreements evidencing such Options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this offer, will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration time. If you do not specify which Options you wish to withdraw on your withdrawal notice, you will be deemed to have withdrawn all of your previously-tendered Options from the offer.

You may not rescind any withdrawal, but you may re-elect to tender eligible Options. Any Options you withdraw will thereafter be deemed not properly elected for tender for purposes of the offer unless you properly re-elect to tender those Options before the expiration date by submitting a new Letter of Transmittal and following the procedures described above.

As discussed in Section 6, we intend to make our decision either to accept all properly tendered Options or to reject them all on the business day after this offer expires.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Letter of Transmittal or notice of withdrawal, and no one will be liable for failing to give notice of receipt of any Letter of Transmittal, notice of withdrawal, or any defects or irregularities therein. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of new Letters of Transmittal and notices of withdrawal. Our determinations of these matters will be final and binding.

SECTION 5. ACCEPTANCE FOR PURCHASE OF OPTIONS AND PAYMENT OF CASH AMOUNT

Upon the terms and subject to the conditions of this offer, and promptly after the expiration date, we will accept for purchase all Options properly tendered and not validly withdrawn before the expiration date. Upon our acceptance of your Options you elect to tender, your currently outstanding option agreements relating to the tendered Options will be cancelled and automatically rendered null and void and you, by tendering your Options, irrevocably release all of your rights thereunder. If we extend the date by which we are permitted to accept and cancel the Options properly tendered, you will be paid, in accordance with the terms and conditions of this offer, upon the expiration of the end of any extension.

You will receive the full Option purchase price per share (less applicable withholding taxes), as calculated as provided in this offer, for your properly tendered Options that are accepted for payment promptly after the expiration date.

Under no circumstances will interest accrue or be paid on amounts to be paid to tendering Option holders, regardless of when payment of any portion of the cash amount is made or if there is any delay in making any cash payment for any reason.

SECTION 6. CONDITIONS OF THE OFFER

Upon expiration of this offer, assuming none of the events listed in this
Section 6 has occurred, we will promptly accept all of the properly tendered Options or reject them all. If we reject them all, we will communicate this to you by e-mail, fax or letter by 5:00 P.M., Eastern Time, on the business day after this offer expires. If we accept all of the properly tendered Options, they will be purchased and cancelled as described herein. If we reject them all, you will keep all of your current Options and you will not receive any cash.

Notwithstanding any other provision of the offer, we will not be required to accept any Options elected for purchase, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any Options elected for purchase, in each case, subject to certain securities laws limitations, if at any time on or after May 28, 2004 and before the expiration date of this offer any of the following events has occurred, or has been determined by us in our reasonable judgment to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of Options elected for purchase (in which case, promptly after we determine the occurrence of such event or events, we will notify you of the event or events upon which we based our decision to terminate or amend this offer or postpone our acceptance and cancellation of Options elected for purchase):

     (a) if we are required by the Securities and Exchange Commission or other regulatory agency to extend the expiration date beyond June 29, 2004;

     (b) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer or the acquisition of some or all of the Options elected for tender pursuant to this offer;

     (c) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would directly or indirectly:

          (i) make the acceptance for purchase or the purchase of some or all of the Options elected for tender illegal or otherwise restrict or prohibit consummation of this offer;

          (ii) delay or restrict our ability, or render us unable, to accept for purchase or to purchase Options for some or all of the Options tendered in the offer; or

          (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company;

     (d) there shall have occurred:

          (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (iii) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

          (iv) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of the Company or on the trading in our Common Stock; or

          (v) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

     (e) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          (i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 28, 2004;

          (ii) any such person, entity or group that has filed a Schedule 13D or
          Schedule 13G with the SEC on or before May 28, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

          (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

     (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, will have a material adverse effect on us or our subsidiaries.

The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration of the offer. Other than those dependent on receipt of necessary government approvals, we may waive them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section will be final and binding upon all persons and entities.

SECTION 7. PRICE RANGE OF COMMON STOCK

There is no established trading market for the Options. Our Common Stock is quoted on the New York Stock Exchange under the symbol "RUS." The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as quoted on the New York Stock Exchange.

                                                       HIGH           LOW
                                                      ------         ------
YEAR ENDED DECEMBER 31, 2002
         First Quarter                                $31.64         $28.13
         Second Quarter                               $36.21         $30.93
         Third Quarter                                $35.24         $27.41
         Fourth Quarter                               $35.51         $26.05
YEAR ENDED DECEMBER 31, 2003
         First Quarter                                $35.33         $30.01
         Second Quarter                               $37.25         $31.87

         Third Quarter                                $36.51         $32.95
         Fourth Quarter                               $36.10         $32.51
FIRST QUARTER, 2004                                   $37.24         $31.20
SECOND QUARTER, 2004 (APRIL 1 THROUGH MAY 25)         $36.14         $25.89

As of May 25, 2004, the last reported sale price of our Common Stock, as quoted on the New York Stock Exchange, was $26.75 per share. Note, however, that as previously announced, the ex-dividend date for the $7.00 per share special dividend on our Common Stock is June 1, 2004.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO TENDER YOUR OPTIONS.

SECTION 8. SOURCE AND AMOUNT OF FUNDS

As of May 25, 2004, there were outstanding Options to purchase an aggregate of 948,133 shares of Common Stock that were eligible for this offer ((i) vested Options to purchase 8,766 shares of Common Stock with an exercise price less than $19.00 per share, (ii) unvested Options to purchase 0 shares of Common Stock with an exercise price less than $19.00 per share, (iii) vested Options to purchase 141,723 shares of Common Stock with an exercise price between $19.00 per share and $26.25 per share, (iv) unvested Options to purchase 0 shares of Common Stock with an exercise price between $19.00 per share and $26.25 per share, (v) vested Options to purchase 305,770 shares of Common Stock with an exercise price greater than $26.25 per share and (vi) unvested Options to purchase 491,874 shares of Common Stock with an exercise price greater than $26.25 per share). Assuming exercise of all of the Options eligible to participate in this offer, the shares of Common Stock issuable upon exercise of such Options represent approximately 4.6% of the total shares of Common Stock outstanding as of May 25, 2004. If we receive and accept for purchase all Options outstanding on May 25, 2004, the aggregate Option purchase price will be $976,127.25.

We anticipate making the payment to tendering Option holders for the purchase of Options pursuant to this offer and the payment of related fees and expenses from available cash on hand.

SECTION 9. INFORMATION ABOUT THE COMPANY

GENERAL

Russ Berrie and Company, Inc. is a designer, importer, marketer and distributor of gift, home decor, infant and functional consumer products. The Company was incorporated in New Jersey in 1966 and its common stock has been traded on the New York Stock Exchange under the symbol "RUS" since its initial public offering on March 29, 1984.

The Company maintains its principal executive offices at 111 Bauer Drive, Oakland, New Jersey, 07436, along with its flagship 18,000 square foot showroom and also maintains satellite showrooms in Atlanta, Chicago, Dallas and Los Angeles, domestically and internationally in Australia, Canada, England and Hong Kong. The Company's wholly-owned subsidiaries are located worldwide with distribution centers situated in key locations in New Jersey, California, Michigan, West Virginia, Canada, the United Kingdom and Australia. The Company's telephone number is (201) 337-9000.

The Company operates in two segments which consist of the Company's core gift business and the Company's non-core business. The Company's core business designs, manufactures through third parties and markets a wide variety of gift and home decor products to retail stores throughout the United States and throughout the world via the Company's international wholly-owned subsidiaries and distributors. The Company's core product line of approximately 7,300 gift and home decor products (including distinctive variations on basic product designs) is marketed under the trade names and trademark RUSS(R) and russhome(TM). This extensive line encompasses both seasonal and everyday products that focus on theme or concept groupings such as collectible heirloom bears, stuffed animals, wedding, anniversary and baby gifts, tabletop accessories and home decor, including home and garden accessories, glass, porcelain and ceramic gifts and contemporary lifestyle gifts and accessories. Extensive seasonal lines include products for all major holidays. The Company's non-core businesses design and market functional consumer products sold at comparable price points with comparable gross margins to each other and consists of the Company's wholly-owned subsidiaries Sassy, Inc. and Bright of America, Inc. These products are sold to consumers, primarily in the United States, through mass marketers. The Company's non-core product line of approximately 1,400 functional consumer products principally consists of infant and juvenile products that focus on children of the age group newborn to two years, under the trade name Sassy(R) with concept groupings such as bath toys and accessories, developmental toys, feeding utensils and bowls, pacifiers, bottles, bibs, soft toys, mobiles and feeders. Sassy, Inc. also benefits from United States distribution rights to certain baby soothing and comforting products from MAM Babyartikel GmbH, of Vienna, Austria, a developer and manufacturer of children's products. The Company's non-core product line also includes products such as educational products, placemats, candles and home fragrance products, under the trade name Greenbrier\Scentex(R).

ADDITIONAL FINANCIAL INFORMATION

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase Specified Options is a part, with respect to the offer. This Offer to Purchase Specified Options does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, which we incorporate herein by reference thereto, before making a decision on whether to tender your Options:

     - our Annual Report to our stockholders for the fiscal year ended December 31, 2003; and

     -    our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2004.

Please see Section 16 of this document for additional materials that you should review before making a decision on whether to tender your Options and for information about how to obtain copies of our SEC filings.

SECTION 10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
            ABOUT THE OPTIONS

Our executive officers and members of our Board of Directors are eligible to participate in the offer on the same terms as other employees (but at a reduced Option purchase price in the case of those members of senior management listed on Schedule I to this Offer to Purchase Specified Options).

As of May 25, 2004 our executive officers (17 persons) as a group held Options outstanding to purchase a total of 294,814 shares of our Common Stock, which represented approximately 31.1% of the shares subject to all Options outstanding as of that date. As of May 25, 2004 our directors and executive officers (26 persons) as a group held Options outstanding to purchase a total of 393,814 shares of our Common Stock, which represented approximately 41.5% of the shares subject to all Options outstanding as of that date.

A list of our directors and executive officers, and the number of Options beneficially owned by each of them is attached to this Offer to Purchase Specified Options as Schedule II (other control persons do not hold Options, nor do any associates or subsidiaries of any of the foregoing). For information on the beneficial ownership of our Common Stock, you can consult the beneficial ownership table of our Proxy Statement for our annual meeting of stockholders held on May 5, 2004 that was filed with the SEC on April 12, 2004, which is incorporated herein by reference thereto.

Except as has been disclosed in filings with the SEC, there have been no transactions in Options which were effected during the past 60 days by the Company or its subsidiaries, or to our knowledge, by any executive officer, director, or control person of the Company or any executive officer or director of its subsidiaries.

Except for outstanding Options to purchase Common Stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors under the Company's various equity compensation plans, and the Company's Change of Control Severance Plan, neither we, nor, to the best of our knowledge, any of our control persons, directors or executive officers, is a party to any contract, arrangement or understanding with any other person relating to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
            CONSEQUENCES OF THE OFFER

Options we acquire in connection with the offer will be cancelled immediately upon expiration of the offer, and the shares of Common Stock subject to those Options under the 2004 Plan will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the 2004 Plan. Such shares will be available for new grants to directors, employees and other eligible 2004 Plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or stock exchange on which our Common Stock is then quoted or listed. Shares of Common Stock subject to Options issued under Plans other than the 2004 Plan will not be reissued. If consummated, this offer will result in a compensation charge to us of $976,127.25 if all of the Options outstanding on May 25, 2004 are tendered and accepted for purchase. We expect that this charge will be reflected on our consolidated financial statements for the second quarter of 2004.

We believe that the Company will not incur any other compensation expense solely as a result of the transactions contemplated by this offer because we do not presently intend to grant any new options to tendering participants for at least six months and one day after the date we pay the purchase price for Options accepted by us in the offer. If we were to grant any options to any Option holder before the expiration of the six month and one day period, our grant of those options to the electing Option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of the option holder's Option shares elected for tender in the offer and to the extent the per share exercise price of such options is less than the per share exercise price of the Options elected for tender by such holder. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options. There is no assurance that any options will be granted to employees after the six month and one day-period expires.

SECTION 12. LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Options or the payment of the Option purchase price for Options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, Options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept tendered Options and to pay the Option purchase price therefore is subject to the conditions described in Section 6.

SECTION 13. MATERIAL U.S. FEDERAL INCOME/WITHHOLDING TAX CONSEQUENCES

The following is a general summary of the material federal income tax and withholding tax consequences of the offer for U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this Section as the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of holders of our securities.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

The cash amounts paid to Option holders who tender Options for cancellation are taxed as ordinary compensation income of the option holders in the year received. This income is subject to withholding of income and employment taxes).

You will not be subject to current income tax if you do not elect to tender your Options in the offer.

SECTION 14. EXTENSION OF OFFER; TERMINATION; AMENDMENT

We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any Options surrendered or tendered for purchase by publicly announcing the extension and giving oral or written notice of the extension to the Option holders.

Prior to the expiration date of the offer, we may postpone our decision of whether or not to accept and cancel any Options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the Option holders. Our right to delay accepting and canceling Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the surrendered Options promptly after we terminate or withdraw the offer.

Prior to the expiration date of the offer, we may terminate the offer if any of the conditions described in Section 6 occurs. In such event, any tendered Options will continue to be held by the tendering Option holder as if no tender had occurred.

As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the offer in any way, including decreasing or increasing the consideration offered in the offer to Option holders or by changing the number or type of options eligible to be purchased in the offer.

We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be made by issuing a press release.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

     - increase or decrease what we will give you as payment for your Options; or

     - change the number or type of Options eligible to be tendered in the offer; or

     - increase the number of Options eligible to be tendered in this offer by an amount that exceeds 2% of the shares of Common Stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

SECTION 15. FEES AND EXPENSES

We will not pay any fees or commissions to any broker, dealer or other person for asking Option holders to tender Options under this offer.

SECTION 16. ADDITIONAL INFORMATION

This Offer to Purchase Specified Options is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Purchase Specified Options does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to sell your options:

     (a) our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004;

     (b) our proxy statement for our 2004 Annual Meeting of Stockholders, filed with the SEC on April 12, 2004;

     (c) our quarterly report on Form 10-Q for our quarter ended March 31, 2004, filed with the SEC on May 10, 2004;

     (d) our current reports on Form 8-K, filed with the SEC on April 12, 2004 and May 4, 2004, respectively; and

     (e) the description of the Common Stock incorporated into the Registration Statement on Form 8-A No. 1-8681 (as filed with the SEC on March 8, 1984) by reference from the Registration Statement on Form S-1 No. 2-88797 (as filed with the SEC on February 2, 1984) under the heading "Description of Common Stock" on pages 21-22, as amended by Amendment No. 2 to Registration Statement on Form S-1 No. 2-88797 (as filed with the SEC on March 29, 1984) under the heading "Description on Common Stock" on page 22.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

Our common stock is quoted on the New York Stock Exchange under the symbol "RUS" and our SEC filings can be read at the following New York Stock Exchange address:

                           The New York Stock Exchange
                                 20 Broad Street
                            New York, New York 10005

We will also provide, without charge, to each person to whom a copy of this offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                          Russ Berrie and Company, Inc.
                                 111 Bauer Drive
                            Oakland, New Jersey 07436
                              Attention: John Wille

or by telephoning John Wille at 201-405-7340 between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time.

As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this Offer to Purchase Specified Options, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

The information contained in this Offer to Purchase Specified Options about the Company should be read together with the information contained in the documents to which we have referred you in this Offer to Purchase Specified Options.

SECTION 17. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS

This offer and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section

21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to tender be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM ELECTING TO TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Russ Berrie and Company, Inc.
May 28, 2004

                                   SCHEDULE I

                     SPECIFIED MEMBERS OF SENIOR MANAGEMENT

Jeffrey Bialosky

Arnold Bloom

Ricky Chan

Teresa Chan

Jeff Cline

Eva Goldenberg

Tom Higgerson

Russ Hines

Geff Lee

Y.B. Lee

Dennis Nesta

Elliott Rivkin

Chris Robinson

Michael Saunders

Keith Schneider

John T. Toolan

John Wille

                                   SCHEDULE II
         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                          RUSS BERRIE AND COMPANY, INC.

The directors and executive officers of the Company and their positions and offices as of May 25, 2004 are set forth in the following table (other control persons do not own Options):

                                                                                                   PERCENTAGE OF
NAME, BUSINESS ADDRESS* AND                                                       OPTIONS           OUTSTANDING
BUSINESS TELEPHONE NUMBER**              POSITIONS AND OFFICES HELD          BENEFICIALLY OWNED      OPTIONS***
---------------------------              --------------------------          ------------------      ----------
Raphael Benaroya                  Director                                         12,000               1.3
Lynn Bergin                       Vice President -- Administration                  9,826               1.0
Angelica Berrie                   Chief Executive Officer and Director              3,026              ****
                                  (Vice Chairman of the Board)
Arnold S. Bloom                   Vice President, General Counsel and              23,648               2.5
                                  Secretary
Jeffrey A. Bialosky               Senior Vice President -- National                15,000               1.6
                                  Accounts
Ricky Chan                        Executive Vice President -- Global               25,389               2.7
                                  Product Innovation and Sourcing
Teresa Chan                       Vice President -- Far East Operations            24,453               2.6
Curts Cooke                       Chief Administrative Officer                          0                 0
Carl Epstein                      Director                                          9,000              ****
Andrew R. Gatto                   Director                                              0                 0
Eva J. Goldenberg                 Vice President -- Human Resources                20,075               2.1
Thomas K. Higgerson               Vice President -- Global Logistics               19,573               2.1
Ilan Kaufthal                     Director                                         18,000               1.9
Charles Klatskin                  Director                                          9,000              ****
Joseph Kling                      Director                                         12,000               1.3
William A. Landman                Director                                         21,000               2.2
Y.B. Lee                          Senior Vice President -- Far East and            26,168               2.8
                                  President of Far East Operations
James J. O'Reardon, Jr.           Vice President -- Corporate Audits               13,501               1.4
Chris Robinson                    President of International Division              23,610               2.5
Thomas Sancetta                   Vice President -- Inventory Management           11,128               1.2
Michael M. Saunders               Vice President -- Chief Information              20,452               2.2
                                  Officer
Sidney Slauson                    Director                                         12,000               1.3
Susan Strunck                     Vice President -- Corporate Affairs              12,087               1.3
John T. Toolan                    President of North American Division             27,058               2.9
Josh S. Weston                    Director (Chairman of the Board)                  6,000              ****
John D. Wille                     Vice President and Chief Financial               19,820               2.1
                                  Officer

------------------------------------------
* The business address for each of our executive officers and directors is c/o Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey 07436.

** The telephone number is (201) 337-9000.

*** Calculated based on 948,133 total eligible Options outstanding.

**** Less than 1%.


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